EXHIBIT 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact:	Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Achieves Exceptional Results
Best Quarter in Company’s 101-Year History

July 25, 2006, Bellevue, Washington — “PACCAR Inc reported record revenues and net income for the second quarter and first half of 2006,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR has earned a reputation as one of the premier technology companies in the capital goods and financial services markets.  The company’s outstanding record of performance reflects the passion and commitment of PACCAR’s 23,000 employees worldwide.”

“PACCAR’s superb financial performance for the first half of 2006 is due to worldwide economic growth and the benefits of accelerated new product introductions, complemented by excellent financial services and aftermarket parts programs, which have resulted in market share gains,” noted Pigott.  “Major capital investments in all facets of PACCAR’s business are delivering 5-7 percent annual productivity growth, enhanced quality and industry-leading logistics capability.  PACCAR continues to diversify its business platform and is delivering increased revenues and profits from its worldwide finance, leasing, aftermarket parts and information technology businesses.”

PACCAR earnings increased 53 percent to $369.9 million ($2.21 per diluted share) for the second quarter of 2006 compared to $241.5 million ($1.39 per diluted share) earned in the second quarter last year.  Second quarter net sales and financial services revenues were a record $4.17 billion, 17 percent higher than the $3.56 billion reported for the comparable period in 2005.   For the first six months of 2006, PACCAR reported record net income of $711.9 million ($4.23 per diluted share), a 38 percent increase compared to $515.5 million ($2.95 per diluted share) in 2005.  Net sales and financial services revenues for the first six months of 2006 increased 17 percent to a record $8.02 billion compared to $6.88 billion last year.  Included in PACCAR’s 2005 second quarter and first half net income was a one-time charge of $64 million ($0.37 per diluted share) for income taxes associated with the repatriation of $1.5 billion of foreign earnings.

Stock Dividend and Share Repurchase

Earlier this month PACCAR announced a 50 percent stock dividend of the company’s common stock (i.e., one additional share for each two shares held) payable to shareholders of record at the close of business on July 27, 2006.  The new shares will be issued on August 10, 2006.

During the second quarter of 2006, PACCAR invested $64.6 million to repurchase 879,000 of its common shares.  Approximately 3.9 million shares have been repurchased pursuant to the five million share authorization from its Board of Directors.  “The repurchase program reflects the Board’s confidence in PACCAR’s successful global business strategy and excellent long-term growth,” said Mike Tembreull, vice chairman.  “PACCAR has achieved an average earnings per share growth rate for the last ten years of 16.3 percent per annum compared to 7.5 percent for the Standard and Poor’s 500.”

New Parts Distribution Centers (PDCs)

PACCAR Parts has announced plans to construct new distribution centers in two important markets. A 260,000-square-foot parts distribution center on a 33-acre site in Oklahoma City will open early next year to serve the North American market and a state-of-the-art facility will be built in Hungary to support the company’s expanding presence in Central Europe.

“Upon completion of these new $25 million facilities, PACCAR will operate 13 strategically located PDCs which provide daily delivery of aftermarket parts to PACCAR’s growing base of dealers and customers,” said Bill Jackson, PACCAR vice president and PACCAR Parts general manager.  “PACCAR Parts has more than tripled its sales since 1996, reaching $1.7 billion in 2005.  These additional capital investments will enable the parts business to continue its strong double-digit growth and cushion the cyclicality of the manufacturing business.”

Medium-Duty Engine Agreement

PACCAR and Cummins recently announced an agreement to install Cummins 6- and 8-liter engines exclusively in Peterbilt and Kenworth’s North American conventional medium-duty commercial vehicles, effective January 1, 2007.  The two companies are developing proprietary configurations for the engines, which will be badged PACCAR.

“This agreement is a natural extension of the engine collaboration, which DAF and Cummins have had in Europe for seven years,” said Tom Plimpton, PACCAR president.  The Cummins 4- and 6-liter engines, badged as PACCAR, are exclusive in the DAF LF product.  The DAF LF is the leading light-duty commercial vehicle in the U.K. marketplace and has grown to more than ten percent of the European market.

Financial Highlights — Second Quarter

Highlights of PACCAR’s financial results during the second quarter of 2006 include:

•                                Record consolidated sales and revenues of $4.17 billion.

•                                Record net income of $369.9 million.

•                                After-tax return on revenues of 8.9 percent.

•                                Financial Services record income of $59.7 million on assets of over $8.9 billion.

•                                SG&A expense ratio at a record low level of 2.9 percent of sales.

Financial Highlights — First Half

Financial highlights for the first six months of 2006 include:

•                                Record consolidated sales and revenues of $8.02 billion.

•                                Record net income of $711.9 million.

•                                An industry-leading annualized after-tax return on equity of 36.5 percent.

•                                Investment of $240 million for the repurchase of 3.4 million common shares.

•                                Capital expenditures of $111 million.

Industry Awards

PACCAR has received outstanding industry recognition for superior business innovation and performance.  In its June 2006 edition, Industry Week (IW) magazine recognized PACCAR as one of the 50 best manufacturers in the United States.  IW evaluated revenue growth, profit margin, return on assets and inventory turns, as well as other key financial ratios over the past three years, with emphasis on 2005 results.

At the inaugural Global Six Sigma Awards last month, PACCAR was recognized for “Best Achievement Integrating Lean and Six Sigma.”  The award was established to identify the most outstanding achievements through the application of Six Sigma methodologies.  “Since 1999, PACCAR has completed over 5,200 projects and trained over 8,500 employees in Six Sigma methodologies,” added Helene Mawyer, vice president.  “Together with PACCAR’s capital investment program, the company’s six sigma initiative has generated annual productivity gains of 5-7 percent and industry-leading product quality.  PACCAR is increasing its capital investment in its suppliers to improve proprietary capacity, lower cost and enhance quality.  It is pleasing to note that many industry suppliers have identified PACCAR as their #1 OEM for design and productivity ideas.”

PACCAR’s Information Technology Division (ITD) was recently honored as the American Business Award winner for Best MIS and IT Team, highlighting PACCAR ITD’s Integration Services Center.  “Using advanced integration technology, ITD developers combine packaged applications with existing systems and custom-built software to enhance PACCAR’s global technology expertise,” noted Janice Skredsvig, vice president and CIO.

Strong But Slowing Global Truck Markets

“Industry truck sales in Western Europe above 15 tonnes should be slightly higher this year compared to 2005,” said Aad Goudriaan, DAF Trucks President.  “DAF’s premium vehicles are the quality and resale value leader in Europe and have increased their year-to-date market share to over 15 percent.   DAF’s long-term goal is to achieve over 20 percent market share,” noted Goudriaan.  “For 2007, industry truck sales could have another good year with sales of 230,000-260,000 units compared to about 260,000 units for Western Europe during 2006.”

“Truck fleets are earning record profits and have increased their demand for current year truck models,” shared Tom Plimpton, president.  “PACCAR expects U.S. and Canadian Class 8 sales to be 310,000-320,000 units for 2006.  Superior quality, reliability and resale value of Kenworth and Peterbilt trucks have contributed to the excellent operating performance of PACCAR’s customers,” added Plimpton.  “It is expected that 2007 industry retail sales will be at a reasonable level of 200,000-250,000 units, as the industry acclimates to the higher powertrain costs required to meet EPA 2007 emission regulations.  The vibrant U.S. economy, with consensus GDP growth forecast of nearly three percent in 2007, will have a positive impact on new truck demand, balancing the downward pressure due to higher component cost.”

Financial Services Companies Achieve Record Earnings

PACCAR Financial Services has a portfolio of more than 147,000 trucks and trailers, with total assets of nearly $9 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 24,000 vehicles.

Record quarterly pretax income of $59.7 million was 20 percent higher than the $49.9 million earned in the second quarter last year.  Second quarter revenues jumped 27 percent to $231.4 million compared to $182.5 million in the same quarter of 2005.   For the six-month period, pretax income was a record $114.5 million compared to $97.2 million in 2005.  First-half revenues increased to $443.9 million from $353.9 million for the same period a year ago.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks on three continents and in 15 countries with a comprehensive portfolio of finance, lease and insurance products,” said Ken Gangl, senior vice president.  “Record assets, strong finance margins, excellent credit quality and innovative portfolio management technologies are contributing to record earnings.”  “PACCAR Leasing continues to expand its business, as a record number of Kenworth and Peterbilt trucks are operating in the PacLease network in North America,” added Bob Southern, PACCAR Leasing president.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 25, 2006, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through August 1, 2006.  PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Parts will open a new 260,000-square-foot parts center in Oklahoma City, Oklahoma during the first quarter of 2007

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Truck and Other:
Net sales and revenues	$3,936.6	$3,372.9	$7,575.8	$6,527.5
Cost of sales and revenues	3,353.9	2,876.4	6,452.8	5,566.1
Selling, general and administrative	112.6	105.9	222.2	213.0
Interest and other expense, net	.2	2.2	.6	3.0
Truck and Other Income Before Income Taxes	469.9	388.4	900.2	745.4

Financial Services:
Revenues	231.4	182.5	443.9	353.9
Costs and Expenses	171.7	132.6	329.4	256.7
Financial Services Income Before Income Taxes	59.7	49.9	114.5	97.2
Investment Income	18.6	14.4	34.2	26.2
Total Income Before Income Taxes	548.2	452.7	1,048.9	868.8
Income Taxes(a)	178.3	211.2	337.0	353.3
Net Income	$369.9	$241.5	$711.9	$515.5

Net Income Per Share(b):
Basic	$2.22	$1.40	$4.25	$2.97
Diluted	$2.21	$1.39	$4.23	$2.95

Weighted Average Shares Outstanding(b):
Basic	166.7	173.0	167.4	173.5
Diluted	167.6	174.1	168.4	174.6
Dividends declared per share(b)	$.30	$.21	$.55	$.41

(a)          Income taxes for the three and six months ended June 30, 2005 included a $64.0 ($.37 per share) provision for repatriation of foreign earnings.

(b)          Earnings and dividends declared per share and weighted average shares outstanding are presented before the effect of a 50% stock dividend declared on July 11, 2006, to be issued on August 10, 2006.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	June 30	December 31
	2006	2005
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,120.8	$2,215.8
Trade and other receivables, net	878.5	582.2
Inventories	506.0	495.5
Property, plant and equipment, net	1,216.7	1,143.0
Equipment on lease, taxes and other	1,051.0	923.0
Financial Services Assets	8,968.9	8,355.9
	$14,741.9	$13,715.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$3,018.8	$2,589.3
Dividend payable		338.7
Long-term debt	21.2	28.8
Financial Services Liabilities	7,280.8	6,857.5
STOCKHOLDERS’ EQUITY	4,421.1	3,901.1
	$14,741.9	$13,715.4
Common Shares Outstanding	166.2	168.9

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
United States	$2,224.1	$1,830.3	$4,198.7	$3,471.9
Europe	1,155.7	1,059.8	2,270.9	2,098.3
Other	788.2	665.3	1,550.1	1,311.2
	$4,168.0	$3,555.4	$8,019.7	$6,881.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

	Six Months Ended June 30
	2006	2005
OPERATING ACTIVITIES:
Net income	$711.9	$515.5
Depreciation and amortization:
Property, plant and equipment	76.4	65.3
Equipment on operating leases and other	131.8	116.6
Net change in wholesale receivables on new trucks	34.8	(210.6)
Net change in sales-type finance leases and dealer direct loans on new trucks	(32.0)	(8.6)
All other operating activities	12.6	39.3
Net Cash Provided by Operating Activities	935.5	517.5

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(111.8)	(113.8)
Acquisition of equipment for operating leases	(260.2)	(237.9)
Net change in financial services receivables	(366.8)	(426.8)
Net change in marketable securities	(221.9)	(58.8)
All other investing activities	83.9	39.5
Net Cash Used in Investing Activities	(876.8)	(797.8)

FINANCING ACTIVITIES:
Cash dividends paid	(430.8)	(418.6)
Purchase of treasury stock	(251.4)	(193.6)
Stock option transactions	29.0	16.1
Net change in financial services debt	214.6	592.5
Net Cash Used in Financing Activities	(438.6)	(3.6)
Effect of exchange rate changes on cash	39.7	(107.6)
Net Decrease in Cash and Cash Equivalents	(340.2)	(391.5)
Cash and cash equivalents at beginning of period	1,698.9	1,614.7
Cash and cash equivalents at end of period	$1,358.7	$1,223.2

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